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                                                                    Exhibit 20.1

                                                   Investment Banking Group
                                                   Merrill Lynch & Co., Inc.
                                                   World Financial Center
                                                   North Tower
                                                   New York, New York 10281-1325
                                                   212 449 1000

[MERRILL LYNCH LOGO]

                                        February 19, 1998

Board of Directors
First of America Bank Corporation
211 South Rose Street, 3rd Floor
Kalamazoo, MI 49007

Members of the Board:

     We understand that it is proposed that National City Corporation ("National City") and First of America Bank Corporation ("First of America") will enter into an Agreement and Plan of Merger (the "Agreement"), dated as of November 30, 1997, pursuant to which First of America will be merged with and into National City in a transaction (the "Merger") in which each outstanding share of First of America's common stock, par value $10.00 per share (the "First of America Shares"), will be converted into the right to receive 1.2 shares (the "Exchange Ratio") of the common stock, par value $4.00 per share, of National City (the "National City Shares"), all as set forth more fully in the Agreement. In connection with the Merger, it is also proposed that the parties will each enter into a Stock Option Agreement, each dated as of November 30, 1997, (the "Option Agreements") pursuant to which First of America and National City will grant to the other an option to acquire, under certain circumstances, a certain number of their respective outstanding common shares, all as set forth more fully in the Option Agreements.

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of First America Shares (other than National City and its affiliates).

     In arriving at the opinion set forth below, we have, among other things:

      (1) Reviewed certain publicly-available business and financial information relating to First of America and National City we deemed to be relevant;

      (2) Reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, assets, liabilities and prospects of First of America and National City furnished to us by senior management of First of America and National City, as well as the amount and timing of the cost savings, revenue enhancements and related expenses expected to result from the Merger (the "Expected Synergies") furnished to us by senior management of National City;

      (3) Conducted discussions with members of senior management of First of America and National City concerning the matters described in clauses
          (1) and (2) above, as well as their businesses and prospects before and after giving effect to the merger and the Expected Synergies;

      (4) Reviewed the market prices and valuation multiples for the First of America Shares and the National City Shares and compared them with those of certain publicly-traded companies which we deemed to be relevant;

      (5) Reviewed the respective financial condition and results of operations of First of America and National City and compared them with those of certain publicly-traded companies which we deemed to be relevant;

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      (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

      (7) Participated in certain discussions and negotiations among representatives of First of America and National City and their financial and legal advisors;

      (8) Reviewed the potential pro forma impact of the Merger;

      (9) Reviewed a draft of the Agreement and Plan of Merger and the Stock Option Agreements; and

     (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information suppled or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of First of America or National City or been furnished any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of the allowance for loan losses of First of America or National City, nor have we reviewed any individual credit files relating to First of America or National City, and, as a result, we have assumed that the aggregate allowance for loan losses for both First of America and National City is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of First of America or National City. With respect to the financial forecast information and Expected Synergies furnished to or discussed with us by First of America or National City, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of First of America and National City as to the future financial performance of First of America, National City or the combined entity, as the case may be. We have further assumed that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft received by us from First of America.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other constraints or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse affect on the contemplated benefits of the Merger.

     We have been retained by the Board of Directors of First of America to act as financial advisor to First of America in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, First of America has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past two years provided financial advisory, investment banking and other services to First of America and National City and received customary fees for the rendering of such services. In the ordinary course of our securities business, we also may actively trade debt and/or equity securities of First of America and National City and their respective affiliates for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors and First of America. Our opinion does not address the merits of the underlying decision by First of America to engage in the Merger and does not constitute a recommendation to any shareholder of First of America as to how such shareholder should vote on the proposed Merger.

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     We are not expressing any opinion herein as to the prices at which First of
America Shares or National City Shares will trade following the announcement or consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as the date hereof, the Exchange Ratio is fair from a financial point of view to the shareholders of First of America (other than National City and its affiliates).

                                        Very truly yours,

                                         MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                      INCORPORATED

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